                                                              Exhibit 11.1

                       QUICKTURN DESIGN SYSTEMS, INC.
                  COMPUTATION OF EARNINGS PER SHARE (1)
                 (in thousands, except per share amount)

                                                       Year Ended December 31,
                                                  ---------------------------------
                                                     1996        1995       1994
                                                  ---------    --------    --------
Weighted average shares outstanding:
    Common stock                                     13,872      13,359      12,816

    Common stock equivalents                          1,332       1,246       1,534
                                                  ---------    --------    --------

Weighted average common shares and equivalents       15,204      14,605      14,350
                                                  ---------    --------    --------
                                                  ---------    --------    --------

Net income (loss)                                 $  12,639    $ 13,083    $  4,601
                                                  ---------    --------    --------
                                                  ---------    --------    --------

Net income (loss) per share (2)                   $    0.83    $   0.90    $   0.32
                                                  ---------    --------    --------
                                                  ---------    --------    --------

________________

(1) This schedule should be read with Notes 2 and 10 of the Notes to Consolidated Financial Statements.

(2)  There is no difference between primary and fully diluted net income
     (loss) per share.